Exhibit 10.68
ALION MEZZANINE WARRANT REDEMPTION AGREEMENT
     THIS ALION MEZZANINE WARRANT REDEMPTION AGREEMENT (the “Agreement”) is made effective as of March 27, 2006, between Alion Science and Technology Corporation, a Delaware corporation (the “Company”), and Bahman Atefi (“Atefi”).
     WHEREAS, the Company, Atefi, and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”) entered into that certain Alion Mezzanine Warrant Agreement dated as of the 20th day of December 2002 (the “Mezzanine Warrant Agreement”), pursuant to which the Company issued to Atefi warrants to purchase Twenty-Two Thousand Sixty-One and Seven-Tenths (22,061.7) shares of the Company’s $0.01 par value per share common stock (the “Outstanding Warrants”);
     WHEREAS, the Company and Atefi entered into (a) that certain First Amendment to the Alion Mezzanine Warrant Agreement effective as of December 16, 2004 (the “First Amendment”), (b) that certain Second Amendment to the Alion Mezzanine Warrant Agreement effective as of January 24, 2005 (the “Second Amendment”), and (c) that certain Third Amendment to the Alion Mezzanine Warrant Agreement effective as of March 8, 2005 (the “Third Amendment”) (the Alion Mezzanine Warrant Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter referred to as the “Amended Alion Mezzanine Warrant Agreement”); and
     WHEREAS, subject to the terms and conditions of this Agreement, Atefi desires to sell to the Company, and the Company desires to redeem from Atefi, all of the Outstanding Warrants.
     NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
     1. Redemption of the Mezzanine Warrant Agreement. Atefi hereby agrees to sell to the Company, and the Company hereby agrees to redeem from Atefi, all of the Outstanding Warrants (including any and all component and related rights).
     2. Redemption Price. The Company shall pay to Atefi for the redemption of the Outstanding Warrants an amount (the “Redemption Price”) equal to the product of (a) Twenty-Two Thousand Sixty-One and Seven-Tenths (22,061.7), multiplied by (b) the difference between (i) the fair market value of one share of Common Stock as of September 30, 2005, which such fair market value is set forth in the appraisal dated as of September 30, 2005 performed by the independent appraisal firm of Houlihan Lokey Howard & Zukin at the Company’s request relating to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (which is $35.89), minus (ii) Ten Dollars ($10), which is the current per share exercise price for the Outstanding Warrants.
     3. Closing, The closing of the redemption of the Outstanding Warrants by the Company (the “Closing”) shall take place on or about March 28, 2006, or such other date as the parties hereto may mutually agree. At the Closing, the Company shall pay the Redemption Price, and Atefi shall deliver to the Company any and all original executed Outstanding Warrants, which shall be marked “cancelled”.
  Alion Mezzanine Warrant Redemption Agreement

     4. Termination of Amended Alion Mezzanine Warrant Agreement. Atefi hereby acknowledges and agrees that immediately upon the redemption of the Outstanding Warrants by the Company (the “Redemption”), the Amended Alion Mezzanine Warrant Agreement shall terminate and have no further force or effect, such that Atefi shall no longer have any rights whatsoever under the Amended Alion Mezzanine Warrant Agreement and the Company shall no longer have any obligations whatsoever under the Amended Alion Mezzanine Warrant Agreement.
     5. Representations and Warranties.
     (a) Each party hereby represents and warrants to the other that each has the requisite corporate authority to enter into, deliver and perform this Agreement, that this Agreement does not conflict with any other agreement of such party and that this Agreement constitutes the valid and binding legal obligation of such party, enforceable against such party in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.
     (b) Atefi represents and warrants to the Company that Atefi owns all of the Outstanding Warrants beneficially and of record, free and clear of any liens or encumbrances, and upon delivery of payment of the Redemption Price by Company pursuant to this Agreement, Atefi shall convey good, valid and marketable title thereto, free and clear of any liens, encumbrances or restrictions other than restrictions imposed by applicable securities laws.
     6. Full Release and Discharge by Atefi. Atefi, for himself and on behalf of his successors and assigns, his insurers and any other Person claiming through Atefi, hereby knowingly and voluntarily, fully and forever, effective as of the date of this Agreement, releases, discharges, indemnifies, holds harmless and acquits the Company, its officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, demands, causes of action, suits, obligations, liabilities, sums of money, debts, covenants, agreements, and/or damages (each a “Claim”) whatsoever, whether known or unknown, which Atefi, directly or indirectly, may now or hereafter have or claim to have had against the Company, based upon or which may arise from or be connected to the Amended Alion Mezzanine Warrant Agreement and/or the Outstanding Warrants, other than any Claim arising from a breach by Company of any of its representations and warranties set forth herein, including without limitation, those representations and warranties set forth in Section 5 above.
     7. Full Release and Discharge by Company. Company, for itself and on behalf of its successors and assigns, its insurers and any other Person claiming through Company, hereby knowingly and voluntarily, fully and forever, effective as of the date of this Agreement, releases, discharges, indemnifies, holds harmless and acquits Atefi, its officers, trustees, employees, agents, representatives, successors and assigns from and against any and all Claims whatsoever, whether known or unknown, which Company, directly or indirectly, may now or hereafter have or claim to have had against Atefi, based upon or which may arise from or be connected to the

Amended Mezzanine Warrant Agreement, the Outstanding Warrants and/or the sale thereof pursuant to this Agreement, other than any Claim arising from a breach by Atefi of any of its representations and warranties set forth herein, including without limitation, those representations and warranties set forth in Section 5 above.
     8. Entire Agreement. This Agreement constitutes the entire agreement between Atefi and the Company concerning its subject matter and supersedes all prior oral and written communications between Atefi and the Company with respect to the subject matter contained herein.
     9. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.
     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
[Signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the date hereof.
Alion Science and Technology Corporation

By:	/s/ John M. Hughes	/s/ Bahman Atefi
Name: John M. Hughes		Bahman Atefi
Title: Chief Financial Officer

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